Exhibit 99.1

Kulicke & Soffa Announces Agreements to Divest Test Businesses

Willow Grove, PA—January 26, 2006—Kulicke & Soffa Industries, Inc. (K&S) (Nasdaq: KLIC) today announced a plan to tighten its focus on semiconductor assembly equipment and materials and create value for its shareholders.

•	K&S has signed a definitive agreement to sell its wafer test assets to SV Probe, PTE, Ltd.

•	K&S has also signed a definitive agreement to sell its package test assets to Investcorp Technology Ventures II L.P., managed by the Technology Investment Group of Investcorp, a global investment firm.

•	In both cases, the transactions are subject to closing conditions.

Scott Kulicke, chairman and CEO of K&S, discussed the decision to divest these businesses: “We’ve made significant progress with these businesses over the last few months, including: introducing new products; completing our planned product moves into China; and gaining market share. However, this progress has come at the expense of diverting focus away from our goal of being both the technology leader and the low cost supplier in our core assembly markets, and that’s unacceptable.” He added, “We came to the conclusion that our test customers would be better served by suppliers focused solely on test. In selecting both SV Probe and Investcorp, we’ve found buyers committed to continuing to meet the high standard of customer service that has characterized K&S’s ownership of these businesses, and we’ve structured the sales agreements to insure customers a seamless transition.”

Kevin Kurtz, president and CEO of SV Probe PTE Ltd, said, “The combination of SV Probe and K&S Wafer Test Products creates a premier one-stop provider for all wafer testing requirements. This unification clearly establishes SV Probe as the leading provider of a comprehensive set of innovative, cost effective test solutions. There is tremendous synergy between SV Probe and the K&S Wafer Test business, which will translate into a smooth integration for our customers.”

Alex Guira, a managing director in Investcorp’s Technology Investment Group, said, “In what represents Investcorp’s seventh technology venture buyout over the past three years, we are very pleased to partner with the management team and employees of the K&S package test group in the acquisition of the business. We look forward to supporting the newly independent company as it executes a growth plan centered around its leading market share and strong base of customers.”

Mr. Kulicke concluded, “K&S’s core strengths lie in the semiconductor assembly arena. We expect that focusing on that business will result in an expanding customer base while providing better financial performance and value for our shareholders.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these critical, assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

About SV Probe

SV Probe PTE Ltd. and its subsidiaries, is a worldwide probe card and test interface manufacturer, utilizing leading edge technology to achieve rigid semiconductor test requirements. As one of the fastest growing probe card manufacturers, our success is due to developing and delivering high quality, innovative products on a consistent, on-time basis. We have combined engineering, sales, customer service, manufacturer and quality assurance teams, with access to the latest in technology investments, to become an innovative leader within the industry. SV Probe’s web site address is http://www.svprobe.com

About Investcorp Technology Ventures

Based in New York and London, Investcorp Technology Ventures invests in technology-driven companies with established products, a growing revenue base and profitability, or a path to profitability. It is focused on making $10 million to $25 million investments in companies in four key areas of the technology market: Mobile Data Technologies and Applications; Enterprise Software; Communications Infrastructure Products and Applications; and Digital Content Enablement. Investcorp Technology Ventures II, L.P., a fund that closed in November 2005 with total committed capital of $300 million, follows Investcorp Technology Ventures Fund I, L.P., a successful $210 million vintage 2001 fund.

Investcorp Technology Ventures is part of Investcorp, a global investment group with offices in New York, London and Bahrain. In addition to Investcorp Technology Ventures, the firm has three other lines of business: corporate investment, real estate investment and asset management. It was established in 1982 and has since completed transactions with an aggregate value of approximately $28 billion. Further information on Investcorp is available at www.investcorp.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future creation of shareholder value, financial performance, customer base, profitability, and sale of the company’s test assets. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated sales of the test businesses will not be consummated; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2005 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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